INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Mercury Index Funds, Inc.:

In planning and performing our audits of the financial statements of the funds (as detailed below) in the series constituting Mercury Index Funds, Inc. (the "Funds") for the period February 15, 2000 (commencement of operations) to December 31, 2000 (on which we have issued our reports on the dates detailed below), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

Fund
Report Date
Mercury S&P 500 Index Fund
February 22, 2001
Mercury Small Cap Index Fund
February 22, 2001
Mercury Aggregate Bond Index Fund
February 20, 2001
Mercury International Index Fund
February 22, 2001

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in condition, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds'internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of Mercury Index Funds, Inc., and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

February 22, 2001